EXHIBIT 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Second Quarter of 2017

Clearwater, Fla., August 8, 2017- Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended June 30, 2017.

Second Quarter Highlights

•	Non-catastrophe loss ratio improved 1.4 points to 28.4% in Q2 2017 as compared to Q2 2016

•	Net income of $6.6 million for Q2 2017

•	Book value per share increased 2% as compared to Q2 2016 to $12.97

•	Stockholders’ equity of $365.3 million at June 30, 2017

•	Repurchased 322,811 shares for a total of $4.1 million in Q2 2017

•	Wrote first policy in Alabama

Bruce Lucas, the Company’s Chairman and CEO, said, “Heritage achieved several important milestones in the second quarter. Our underwriting and exposure management program saved the Company nearly $20.0 million on our annual catastrophe reinsurance spend. We have continued to take underwriting actions this quarter to strengthen the quality of our Florida book of business. For example, we have implemented rate increases in the geographic areas exposed to Assignment of Benefit practices, and we continue to apply insurance scoring metrics to attract high-quality business. While Tri-County continues to lead Florida in assignment of benefits and other abusive claims practices, which drives increases in property insurance costs for Florida consumers, we are optimistic the Florida OIR will approve form changes aimed at addressing this epidemic in the near term. The Company continued its multi-state expansion and wrote its first policy in Alabama.”

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2017 and 2016 (in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change		2017	2016	Change
Revenue
Gross premiums written	$159,255	$177,295	(10)%		$301,490	$324,561	(7)%
Gross premiums earned	$152,354	$163,637	(7)%		$306,962	$315,580	(3)%
Ceded premiums	$(61,902)	$(54,719)	13%		$(124,334)	$(100,320)	24%
Net premiums earned	$90,452	$108,918	(17)%		$182,628	$215,260	(15)%
Total operating revenue	$96,938	$115,281	(16)%		$196,231	$226,846	(13)%
Operating income	$13,062	$29,757	(56)%		$24,952	$41,797	(40)%
Income before taxes	$10,831	$29,757	(64)%		$20,540	$41,797	(51)%
Net income	$6,642	$18,368	(64)%		$12,625	$25,791	(51)%
Per Share Data:
Book value per share	$12.97	$12.71	2%		$12.97	$12.71	2%
Earnings per diluted share	$0.23	$0.62	(63)%		$0.44	$0.86	(49)%
Return on average equity	7.3%	20.2%	(12.9	)pts	7.0%	14.2%	(7.2	)pts
Ratios to gross premiums earned:
Ceded premium ratio	40.6%	33.5%	7.2	pts	40.5%	31.8%	8.7	pts
Loss ratio	30.2%	29.8%	0.4	pts	30.2%	36.7%	(6.5	)pts
Operating expense ratio	24.9%	22.4%	2.5	pts	25.6%	22.0%	3.6	pts
Combined ratio	95.7%	85.7%	10.0	pts	96.3%	90.5%	5.8	pts
Ratios to net premiums earned:
Loss ratio	50.9%	44.8%	6.1	pts	50.8%	53.8%	(3.0	)pts
Operating expense ratio	41.8%	33.7%	8.1	pts	43.0%	32.2%	10.8	pts
Combined ratio	92.7%	78.5%	14.2	pts	93.8%	86.0%	7.8	pts

Quarterly Financial Results

Net income for the second quarter of 2017 was $6.6 million compared to $18.4 million for the second quarter of 2016. The decrease in net income is largely due to a decrease in gross premiums earned, coupled with an increase in the combined ratio. Additionally, the second quarter of 2017 included interest and amortization expense of $2.2 million on the Secured Notes that we issued in December 2016.

Gross premiums earned were $152.4 million for the second quarter of 2017 compared to $163.6 million for the second quarter of 2016. This decrease was driven by underwriting and exposure management aimed at improving underwriting results, including not participating in the assumption of Citizens policies since the first quarter of 2016 and discontinuing writng new business in the Tri-County area. Second quarter 2016 gross earned premiums benefited by $16.0 million from Citizens take-outs.

Ceded premiums as a percentage of gross premiums earned were 40.6% for the second quarter of 2017 compared to 33.5% for the second quarter of 2016. Citizens take-outs provided a 3.3 percentage point benefit to the second quarter 2016 ratio. The reduction in gross earned premium in the second quarter of 2017, and a reinstatement premium related to a large loss, increased the ratio by approximately 2.5 percentage points. On June 1, 2017, we placed our 2017-2018 catastrophe resinsurance program, at an estimated cost of $223.0 million.

The loss ratio as measured against gross premiums earned was fairly consistent for the second quarters of 2017 and 2016 at 30.2% and 29.8%, respectively. The non-catastrophe loss ratio improved 1.4 points to 28.4% in Q2 2017 as compared to Q2 2016.

The Company’s operating expense ratio on a gross basis was 24.9% for the second quarter of 2017 compared to 22.4% for the second quarter of 2016. The second quarter of 2016 expense ratio benefited from the Citizens assumption activity by approximately 1.4 percentage points, due to the lack of acquisition expenses associated with the assumptions.

Heritage’s combined ratio on a gross basis was 95.7% for the second quarter of 2017 compared to 85.7% for the second quarter of 2016. The combined ratio increased due to the increases in the ceded premium ratio loss ratio and the gross operating expense ratio as described above.

Book Value Analysis

Book value per share increased by 4.5% from $12.41 at December 31, 2016 to $12.97 at June 30, 2017. The increase in the Company’s book value reflects the repurchase of 684,022 shares of common stock in the first six months of 2017 pursuant to the Company’s repurchase program, coupled with a reduction in unrealized losses on the investment portfolio in the second quarter due to improved pricing on the fixed income portfolio.

	As of
	June 30, 2017	December 31, 2016	June 30, 2016
Book Value Per Share
Numerator:
Common stockholders’ equity	$365,267	$357,959	$372,367

Denominator:
Total shares outstanding	28,156,421	28,840,443	29,301,121

Book value per common share	$12.97	$12.41	$12.71

Conference Call Details:

Wednesday, August 9, 2017 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

Consolidated Statements of Income and Other Comprehensive Income

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$159,255	$177,295	$301,490	$324,561
Change in gross unearned premiums	(6,901)	(13,658)	5,472	(8,981)

Gross premiums earned	152,354	163,637	306,962	315,580
Ceded premiums	(61,902)	(54,719)	(124,334)	(100,320)

Net premiums earned	90,452	108,918	182,628	215,260
Net investment income	2,973	2,223	5,475	4,260
Net realized (losses) gains	(125)	263	646	644
Other revenue	3,638	3,877	7,482	6,682

Total revenue	96,938	115,281	196,231	226,846
OPERATING EXPENSES:
Losses and loss adjustment expenses	46,046	48,794	92,693	115,757
Policy acquisition costs	21,738	20,753	45,180	38,881
General and administrative expenses	16,092	15,977	33,406	30,411

Total operating expenses	83,876	85,524	171,279	185,049

Operating income	13,062	29,757	24,952	41,797
Interest expense, net	1,990	—	3,934	—
Amortization of debt issuance costs	241	—	478	—

Income before income taxes	10,831	29,757	20,540	41,797

Provision for income taxes	4,189	11,389	7,915	16,006

Net income	6,642	18,368	12,625	25,791

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	3,899	8,928	7,880	13,010
Reclassification adjustment for net realized investment losses (gains)	125	(263)	(646)	(644)
Income tax expense related to items of other comprehensive income	(1,549)	(3,348)	(2,785)	(4,770)

Total comprehensive income	$9,117	$23,685	$17,074	$33,387

Weighted average shares outstanding
Basic	28,283,587	29,653,668	28,543,703	30,010,776

Diluted	28,283,587	29,653,668	28,543,703	30,072,624

Earnings per share
Basic	$0.23	$0.62	$0.44	$0.86
Diluted	$0.23	$0.62	$0.44	$0.86

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $567,937 and $576,911 in 2017 and 2016, respectively)	$569,052	$571,011
Equity securities, available for sale, at fair value (cost of $34,175 and $34,190 in 2017 and 2016, respectively)	32,139	31,971

Total investments	601,191	602,982
Cash and cash equivalents	134,176	105,817
Restricted cash	18,381	20,910
Accrued investment income	5,105	4,764
Premiums receivable, net	38,960	42,720
Prepaid reinsurance premiums	213,009	106,609
Income taxes receivable	2,297	10,713
Deferred policy acquisition costs, net	41,792	42,779
Property and equipment, net	16,547	17,179
Intangibles, net	23,526	26,542
Goodwill	46,454	46,454
Other assets	7,197	5,775

Total Assets	$1,148,635	$1,033,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$122,785	$140,137
Unearned premiums	312,552	318,024
Reinsurance payable	224,807	96,667
Note payable, net of issuance costs	73,276	72,905
Deferred income taxes	4,651	3,003
Income tax payable		—
Advance premiums	25,884	18,565
Accrued compensation	5,479	4,303
Other liabilities	13,934	21,681

Total Liabilities	$783,368	$675,285

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,056,421 shares issued and 28,156,421 outstanding at June 30, 2017 and 29,740,441 shares issued and 28,840,441 outstanding at December 31, 2016	3	3
Additional paid-in capital	208,135	205,727
Accumulated other comprehensive loss	(569)	(5,018)
Treasury stock, at cost, (2,443,352) shares at June 30, 2017 and (1,759,330) shares at December 31, 2016	(34,169)	(25,562)
Retained earnings	191,867	182,809

Total Stockholders’ Equity	365,267	357,959

Total Liabilities and Stockholders’ Equity	$1,148,635	$1,033,244

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write personal and commercial residential premium through a large network of experienced agents in Florida, Hawaii, North Carolina, South Carolina, Georgia and Alabama. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 15, 2017. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Joseph Peiso, Investor Relations Director

727-362-7261

jpeiso@heritagepci.com